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Exhibit 99(a)(1)(i)

OFFER TO PURCHASE

CEPHALON, INC.

Offer to Purchase for Cash any and all of the Outstanding
2 1/2% Convertible Subordinated Notes Due December 2006
(CUSIP Nos. 156708AD1 and 156708AE9) of Cephalon, Inc.

Cephalon, Inc., a Delaware corporation, is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this "Statement") and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal"), any and all of its outstanding 2 1/2% Convertible Subordinated Notes due December 2006 (the "Notes") from each holder of Notes. The offer, on the terms set forth in this Statement and the Letter of Transmittal, is referred to as the "Offer."

Subject to the terms and conditions of the Offer, holders who properly tender their Notes at or prior to the Expiration Date, defined below, will receive $975.00 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.

This Statement and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer. Please see the section titled "Summary" beginning on page 1 of this Statement for a more complete description of the terms of the Offer.

See "Certain Significant Considerations" beginning on page 16 for a discussion of certain factors that should be considered in evaluating the Offer.

As of June 9, 2005, there was $521,750,000 aggregate principal amount of Notes outstanding. The Notes are convertible into shares of our common stock at a conversion rate (subject to adjustment) of 12.3458 shares per $1,000 principal amount of Notes, which is equal to a conversion price of $81.00 per share. The Notes are eligible for trading on The Portal Market. However, there is no existing public market for the Notes and we believe that trading in the Notes has been limited and sporadic. Our common stock currently is quoted on The Nasdaq National Market under the symbol "CEPH." The last reported sale price of our common stock on June 9, 2005 was $39.07 per share.

THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 5 P.M., NEW YORK CITY TIME, ON
JULY 11, 2005, UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER FOR THE OFFER, THE DEPOSITARY FOR THE OFFER OR THE INFORMATION AGENT FOR THE OFFER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES, AND, IF SO, HOW MANY NOTES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS STATEMENT AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR NOTES WITH YOUR BROKER OR OTHER FINANCIAL ADVISORS AND TAX ADVISORS.

The Offer is not conditioned on any minimum principal amount of Notes being tendered. However, the Offer is subject to the satisfaction of certain conditions. See the section titled "Terms of the Offer—Conditions to the Offer" beginning on page 13 of this Statement.

Questions and requests for assistance may be directed to Deutsche Bank Securities Inc. (the "Dealer Manager") or Morrow & Co., Inc. (the "Information Agent"). Requests for additional copies of this Statement or the Letter of Transmittal should be directed to the Information Agent.

The Dealer Manager for the Offer is:

Deutsche Bank Securities

June 10, 2005

TABLE OF CONTENTS

SUMMARY	1
CEPHALON	6
PURPOSE OF THE OFFER	6
SOURCE AND AMOUNT OF FUNDS	7
PRICE RANGE OF COMMON STOCK	7
DIVIDEND POLICY	7
SUMMARY FINANCIAL INFORMATION	8
TERMS OF THE OFFER	9
CERTAIN SIGNIFICANT CONSIDERATIONS	16
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	17
WHERE YOU CAN FIND MORE INFORMATION	18
DOCUMENTS INCORPORATED BY REFERENCE	18
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	19
THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT	23
MISCELLANEOUS	24

        THE OFFER IS BEING MADE TO ALL HOLDERS OF NOTES. WE ARE NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO A STATE STATUTE. IF WE BECOME AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER IS SO PROHIBITED, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY SUCH STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, WE CANNOT COMPLY WITH ANY APPLICABLE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS IN SUCH JURISDICTION.

IMPORTANT

        No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Statement and the related Letter of Transmittal, and, if given or made, such information or representations should not be relied upon as having been authorized by Cephalon, the Dealer Manager, the Depositary (as defined herein) or the Information Agent. This Statement and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Cephalon by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Statement and related documents nor any purchase of Notes will, under any circumstances, create any implication that the information contained in this Statement or such other documents is current as of any time after the date of any such document.

        We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from purchasing any of the Notes outside of the Offer until at least the tenth business day after the expiration or termination of the Offer. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

        The CUSIP numbers referenced in this Statement have been assigned by Standard & Poor's Corporation and are included solely for the convenience of the holders. None of Cephalon, the Dealer Manager, the Depositary or the Information Agent is responsible for the selection or use of the above CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in this Statement, the Letter of Transmittal or any other document.

i

SUMMARY

        The following are answers to some of the questions that you, as a holder, may have about the Offer. We urge you to read carefully the remainder of this Statement, the Letter of Transmittal and the documents that are incorporated in this Statement by reference because the information in this summary is not complete and such documents contain important information.

INFORMATION ABOUT THE OFFER

WHO IS OFFERING TO PURCHASE THE NOTES?

  •
  Cephalon, Inc., a Delaware corporation, is offering to purchase the Notes.

WHAT CLASS OF SECURITIES IS SOUGHT IN THE OFFER?

  •
  We are offering to purchase any and all of our outstanding 2 1/2% Convertible Subordinated Notes due December 2006, which we refer to as the "Notes." The Notes were issued pursuant to an Indenture, which we refer to as the "Indenture," dated as of December 11, 2001, between us and U.S. Bank National Association, which we refer to as the "Trustee."

WHY IS CEPHALON MAKING THE OFFER?

  •
  We are making the Offer in order to acquire any or all of the outstanding Notes. Purchasing the Notes will reduce our outstanding debt and reduce our interest expense. You should read the section titled "Purpose of the Offer" beginning on page 6 for more information.

WHAT WILL CEPHALON DO WITH THE NOTES PURCHASED?

  •
  We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding.

HOW MUCH IS CEPHALON OFFERING TO PAY FOR THE NOTES?

  •
  We are offering to pay $975.00 in cash plus accrued and unpaid interest to, but not including, the payment date for each $1,000 principal amount of Notes.

ARE THERE CONDITIONS TO THE OFFER?

  •
  The Offer is not conditioned on a minimum principal amount of Notes being tendered. However, we may terminate or amend the Offer or may, subject to applicable law, postpone the acceptance for payment of, or the purchase of and payment for, Notes tendered upon the occurrence of certain events, including material litigation, government investigations, national crisis or other events adversely affecting our business or the general markets. You should read the section titled "Terms of the Offer—Conditions to the Offer" beginning on page 13 for more information.

HOW MANY NOTES WILL CEPHALON PURCHASE?

  •
  We will purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the Notes that are validly tendered and not properly withdrawn.

DOES CEPHALON HAVE THE FINANCIAL RESOURCES TO PURCHASE THE NOTES?

  •
  Yes. On June 7, 2005, we issued and sold $800,000,000 million in aggregate principal amount of our 2.00% Convertible Senior Subordinated Notes due June 1, 2015. A portion of the net proceeds of the sale of these notes will be used to purchase the Notes. You should read the section titled "Source and Amount of Funds" on page 7 for more information.

WHAT IS THE MARKET VALUE OF THE NOTES?

  •
  The Notes are eligible for trading on The Portal Market, a subsidiary of The Nasdaq Stock Market, Inc. We believe that trading in the Notes has been limited and sporadic. The Notes are convertible into shares of our common stock at a conversion rate (subject to adjustment) of 12.3458 shares per $1,000 principal amount of Notes. Our common stock is quoted on The Nasdaq National Market under the symbol "CEPH." On June 9, 2005, the high and low sale prices per share for our common stock as reported on The Nasdaq National Market were $39.60 and $38.14, respectively. You should read the sections titled "Price Range of Common Stock" on page 7 and "Certain Significant Considerations—Limited Trading Market" on page 16 for more information.

HOW DO I TENDER NOTES?

  •
  There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

  •
  If your Notes are registered in your name,

  •
  complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions in the Letter of Transmittal,

  •
  mail or deliver it and any other required documents to U.S. Bank National Association, which we refer to as the "Depositary," at the address set forth on the back cover of this Statement, and

  •
  either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Statement.

  •
  If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

  •
  If your Notes are held of record by The Depository Trust Company, or DTC, you may tender them through DTC's Automated Tender Offer Program.

    You should read the section titled "Terms of the Offer—Procedure for Tendering Notes" beginning on page 10 for more information on how to tender your Notes.

    If you want to tender your Notes but:

    •
    your certificates for your Notes are not immediately available or cannot be delivered to the Depositary on or before the Expiration Date, or

    •
    you cannot comply with the procedure for book-entry transfer on or before the Expiration Date, or

    •
    your other required documents cannot be delivered to the Depositary on or before the Expiration Date,

    you can still tender your Notes if you comply with the guaranteed delivery procedure described in "Terms of the Offer—Procedure for Tendering Notes—Guaranteed Delivery" beginning on page 11.

HOW LONG DO I HAVE TO TENDER NOTES?

  •
  The Offer expires at 5:00 p.m., New York City time, on July 11, 2005, unless we extend the Offer in our sole discretion.

MAY THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

  •
  We may extend the Offer until the conditions to the completion of the Offer described in the section titled "Terms of the Offer—Conditions to the Offer" beginning on page 13 are satisfied. We may amend the Offer in any respect by giving written notice of such amendment to the Depositary.

    We may extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. We may terminate the Offer under certain circumstances. You should read the section titled "Terms of the Offer—Extension, Waiver, Amendment and Termination" on page 15 for more information.

HOW WILL HOLDERS OF NOTES BE NOTIFIED IF THE OFFER IS EXTENDED?

  •
  If we extend the Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service. You should read the section titled "Terms of the Offer—Extension, Waiver, Amendment and Termination" on page 15 for more information.

    In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

WHEN WILL HOLDERS RECEIVE PAYMENT FOR TENDERED NOTES?

  •
  You will receive payment for your Notes promptly after the date on which we accept all Notes properly tendered and not validly withdrawn. The timing of our acceptance for payment of Notes tendered pursuant to the Offer is subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of holders promptly after the termination or withdrawal of the Offer. You should read the section titled "Terms of the Offer—General" beginning on page 9 for more information.

CAN HOLDERS WITHDRAW TENDERED NOTES?

  •
  You may withdraw your tendered Notes at any time on or before the Offer expires at 5:00 p.m., New York City time, on July 11, 2005 or, if the Offer is extended, the time and date when the extended Offer expires. You may also withdraw your Notes if we have not accepted them for payment by August 5, 2005.

HOW DO HOLDERS WITHDRAW PREVIOUSLY TENDERED NOTES?

  •
  To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission notice of withdrawal with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by again following the proper tender procedures. You should read the section titled "Terms of the Offer—Withdrawal of Tendered Notes" beginning on page 12 for more information on how to withdraw previously tendered Notes.

WHAT HAPPENS TO NOTES THAT ARE NOT TENDERED?

  •
  Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. You should read the section titled "Certain Significant Considerations" beginning on page 16.

MAY HOLDERS STILL CONVERT NOTES INTO SHARES OF CEPHALON COMMON STOCK?

  •
  Yes. However, if you tender your Notes in the Offer, you may convert your Notes only if you properly withdraw your Notes before your right to withdraw has expired. The Notes are convertible into shares of our common stock at a conversion rate (subject to adjustment) of 12.3458 shares of our common stock for each $1,000 principal amount of Notes, which is equal to a conversion price of $81.00 per share.

WHAT ARE THE TAX CONSEQUENCES TO HOLDERS IF THEY TENDER THEIR NOTES?

  •
  Holders should consult their own tax advisors regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the tendering of the Notes pursuant to the Offer. A U.S. Holder (as defined below in the section titled "Certain United States Federal Income Tax Consequences") who sells Notes to us pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the amount received in exchange for the Notes (other than amounts attributable to accrued but unpaid interest) and such U.S. Holder's adjusted tax basis in the Notes sold. See "Certain United States Federal Income Tax Consequences—U.S. Holders" beginning on page 20. Non-U.S. Holders (as defined below in the section titled "Certain United States Federal Income Tax Consequences") should refer to "Certain United States Federal Income Tax Consequences—Non-US. Holders" beginning on page 21 for a discussion of certain U.S. federal income tax consequences applicable to Non-U.S. Holders.

DO HOLDERS HAVE TO PAY A BROKERAGE COMMISSION FOR TENDERING NOTES?

  •
  No brokerage commissions are payable by holders to us, the Dealer Manager, the Depositary or the Information Agent in connection with the tender of their Notes in the Offer. If your Notes are held by a nominee, such nominee may charge you a transaction amount. Except as set forth in Instruction 7 of the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

WHERE CAN HOLDERS GET MORE INFORMATION REGARDING THE OFFER?

  •
  If you have any questions or requests for assistance or for additional copies of this Statement or the Letter of Transmittal, please contact Morrow & Co., Inc., the Information Agent for the Offer, at (800) 654-2468 or (800) 607-0088. You may also contact Deutsche Bank Securities Inc., the Dealer Manager for the Offer, at (212) 250-5600. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

IS CEPHALON MAKING ANY RECOMMENDATION ABOUT THE OFFER?

  •
  Neither we nor the Dealer Manager, the Depositary or the Information Agent makes any recommendation as to whether or not you should tender your Notes pursuant to the Offer. Holders should determine whether or not to tender their Notes pursuant to the Offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

In this Statement, "Cephalon, Inc.," "Cephalon," "we," "us," "our" and "the Company" refer to Cephalon, Inc. and do not include its subsidiaries, unless the context requires otherwise, and except that such references in the sections of this Statement titled "Cephalon," "Summary Financial Information" and "Special Note Regarding Forward-Looking Statements" are to Cephalon, Inc. and its consolidated subsidiaries.

CEPHALON

        We are an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat sleep disorders, neurological and psychiatric disorders, cancer and pain. In addition to conducting an active research and development program, we market three products in the United States and a number of products in various countries throughout Europe.

        Our corporate headquarters are in Frazer, Pennsylvania and our research and development headquarters are in West Chester, Pennsylvania. We also have offices in Utah, Minnesota, France, the United Kingdom, Germany and Switzerland. We operate manufacturing facilities in France for the production of modafinil, which is the active drug substance in PROVIGIL® (modafinil) tablets [C-IV]. In addition, we operate manufacturing facilities in Salt Lake City, Utah for the production of ACTIQ® (oral transmucosal fentanyl citrate) [C-II] for distribution and sale in the European Union and the United States and Eden Prairie and Brooklyn Park, Minnesota, for the production of orally disintegrating versions of drugs for pharmaceutical company partners.

        Our three biggest products in terms of product sales, PROVIGIL, ACTIQ and GABITRIL® (tiagabine hydrochloride), comprised approximately 90% and 86% of our total worldwide net product sales for the fiscal year ended December 31, 2004 and the quarter ended March 31, 2005, respectively. The majority of PROVIGIL, ACTIQ and GABITRIL sales are in the U.S. market. Outside the United States, our commercial activities are concentrated primarily in France, the United Kingdom and Germany.

        In addition to clinical programs focused on our marketed products, we have significant research programs that seek to discover and develop therapeutics to treat neurological and oncological disorders. Our technology principally focuses on an understanding of kinases and the role they play in cellular survival and proliferation. We have coupled this knowledge with a library of small, synthetic molecule inhibitors of kinases that allows us to intervene in these processes. This technology base has resulted in two molecules that are currently in clinical development. We have a program with a lead molecule, CEP-701, and are currently conducting Phase 2 clinical trials in patients suffering from prostate cancer and acute myeloid leukemia. We are also conducting a Phase 1/2 clinical study with another molecule, CEP-7055, to evaluate safety and tolerability and to gather preliminary evidence of efficacy in patients with treatment refractory tumors. As part of our corporate strategy, we often seek to share the risk of our research and development activities with corporate partners and, to that end, we have entered into agreements to share the costs of developing and/or commercializing certain of these molecules.

        We are a Delaware corporation with our principal executive offices located at 41 Moores Road, Frazer, Pennsylvania 19355. Our telephone number is (610) 344-0200 and our web site address is www.cephalon.com. We include our web site address in this document only as an inactive textual reference and do not intend it to be an active link to our web site. Accordingly, information contained in our web site is not incorporated by reference in, and should not be considered a part of, this Statement.

PURPOSE OF THE OFFER

        We are making the Offer in order to acquire any or all of the outstanding Notes. Purchasing the Notes will reduce our outstanding debt and reduce our interest expense. We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation, and those Notes will cease to be outstanding. Any Notes that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. We are not seeking the approval of holders for any amendment to the Notes or the Indenture.

SOURCE AND AMOUNT OF FUNDS

        On June 7, 2005, we issued and sold $800 million in aggregate principal amount of our 2.00% Convertible Senior Subordinated Notes due June 1, 2015. We will use a portion of the net proceeds of the sale of these notes to purchase the Notes accepted for payment pursuant to the Offer.

PRICE RANGE OF COMMON STOCK

        The Notes are eligible for trading on The Portal Market. However, there is no existing public market for the Notes and we believe that trading in the Notes has been limited and sporadic. The Notes are convertible into shares of our common stock at a conversion rate (subject to adjustment) of 12.3458 shares per $1,000 principal amount of Notes. Our common stock currently is quoted on The Nasdaq National Market under the symbol "CEPH." The last reported sale price of our common stock on June 9, 2005 was $39.07 per share.

        The following table sets forth, for the periods indicated below, the range of high and low sale prices per share for our common stock as reported on The Nasdaq National Market.

	High	Low
2003
First Quarter	$54.95	$39.82
Second Quarter	48.70	36.91
Third Quarter	50.71	40.27
Fourth Quarter	49.46	44.29
2004
First Quarter	$60.98	$48.10
Second Quarter	60.10	50.54
Third Quarter	54.96	41.58
Fourth Quarter	51.73	44.68
2005
First Quarter	$52.24	$45.44
Second Quarter (through June 9, 2005)	47.54	38.14

DIVIDEND POLICY

        We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future.

SUMMARY FINANCIAL INFORMATION

Summary financial information

        Set forth below is certain summary historical consolidated financial information with respect to Cephalon derived from financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. More comprehensive financial information is included in these reports and other documents we file with the U.S. Securities and Exchange Commission (the "SEC"), and the following summary is qualifed in its entirety by reference to these reports and other documents and all the financial information, including any related notes, contained in those documents. See the section titled "Documents Incorporated by Reference."

	Year ended December 31,			Three months ended March 31,
	2004	2003	2002	2005	2004
	(In thousands, except per share data)
Statement of operations data:
Sales	$980,375	$685,250	$465,943	$266,609	$210,391
Other revenues	35,050	29,557	40,954	13,372	4,591

Total revenues	1,015,425	714,807	506,897	279,981	214,982
Impairment charge	30,071	—	—	—	—
Acquired in-process research and development	185,700	—	—	—	—
Debt exchange expense	28,230	—	—	—	961
Income tax expense (benefit), net	45,629	46,456	(112,629)	15,203	12,742
Income (loss) before cumulative effect of a change in accounting principle	$(73,813)	$83,858	$175,062	$26,662	$21,711
Cumulative effect of a change in accounting principle	—	—	(3,534)	—	—

Net income (loss)	$(73,813)	$83,858	$171,528	$26,662	$21,711

* Basic income (loss) per common share:
Income (loss) before cumulative effect of a change in accounting principle	$(1.31)	$1.49	$3.14	$0.46	$0.38
Cumulative effect of a change in accounting principle	—	—	(.06)	—	—

	$(1.31)	$1.49	$3.08	$0.46	$0.38

* Diluted income (loss) per common share:
Income (loss) before cumulative effect of a change in accounting principle	$(1.31)	$1.42	$2.82	$0.44	$0.36
Cumulative effect of a change in accounting principle	—	—	(.05)	—	—

	$(1.31)	$1.42	$2.77	$0.44	$0.36

Weighted average number of shares outstanding	56,489	55,560	55,104	57,994	55,905

Weighted average number of shares outstanding—assuming dilution	56,489	64,076	66,856	65,065	65,006

*
Includes effect from application of EITF 03-6 and 04-8

	As of December 31,
				As of March 31, 2005
	2004	2003	2002
	(In thousands)
Balance sheet data:
Cash, cash equivalents and investments	$791,676	$1,155,163	$582,688	$810,035
Total assets	2,451,903	2,381,656	1,689,090	2,466,961
Long-term debt	1,284,410	1,409,417	860,897	1,282,652
Accumulated deficit	(395,118)	(321,305)	(405,163)	(368,456)
Stockholders' equity	830,044	770,370	642,585	842,541

TERMS OF THE OFFER

General

        Upon the terms and subject to the conditions set forth in this Statement and in the related Letter of Transmittal, including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash any and all of the outstanding Notes at a purchase price of $975.00 for each $1,000 principal amount of Notes plus accrued and unpaid interest to, but excluding, the payment date. You will not be required to pay a commission to the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. If your Notes are held by a nominee, you should consult that nominee to determine whether it will charge any service fee in connection with the Offer. Except as set forth in Instruction 7 of the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

        We expressly reserve the right, but will not be obligated, to:

  •
  terminate the Offer and not accept for payment and purchase the tendered Notes and promptly return all tendered Notes to tendering holders, subject to the conditions set forth below;

  •
  waive any or all of the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered on or before the Expiration Date and not validly withdrawn;

  •
  extend the Expiration Date at any time; or

  •
  amend the Offer.

        Our right to delay acceptance for payment of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase is subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of the Offer. The Offer will expire at 5:00 p.m., New York City time, on July 11, 2005, unless we extend it in our sole discretion. You should read the sections titled "—Conditions to the Offer" and "—Extension, Waiver, Amendment and Termination" below.

        For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not properly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes accepted for purchase in the Offer with the Depositary, which will act as agent for the tendering holders for the purpose of transmitting payments to the tendering holders. Notes accepted for purchase pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Notes properly tendered and not withdrawn. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

        We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Notes validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Notes validly tendered. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice holders' rights to receive the purchase price in exchange for the Notes validly tendered and accepted for payment.

        NONE OF CEPHALON, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER.

        There are three ways to tender your Notes, depending on the manner in which your Notes are held:

  •
  If your Notes are registered in your name,

  •
  complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions in the Letter of Transmittal,

  •
  mail or deliver it and any other required documents to the Depositary at the address set forth on the back cover of this Statement and

  •
  either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Statement.

  •
  If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

  •
  If your Notes are held of record by DTC, you may tender them through DTC's Automated Tender Offer Program.

        If you want to tender your Notes but:

  •
  your certificates for your Notes are not immediately available or cannot be delivered to the Depositary on or prior to the Expiration Date, or

  •
  you cannot comply with the procedure for book-entry transfer on or prior to the Expiration Date, or

  •
  your other required documents cannot be delivered to the Depositary on or prior to the Expiration Date,

  you can still tender your Notes if you comply with the guaranteed delivery procedure described below.

        A HOLDER WITH NOTES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT AND INSTRUCT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH HOLDER DESIRES TO TENDER THOSE NOTES. TO BE VALID, TENDERS MUST BE RECEIVED BY THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE.

Procedure for Tendering Notes

        Valid Tender.    For a holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Statement on or before the Expiration Date. In addition, on or before the Expiration Date, either:

  •
  certificates for tendered Notes must be received by the Depositary at such address; or

  •
  such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal.

        The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant.

        Only registered holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message and other documents required by the Letter of Transmittal.

        If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Notes on behalf of the registered holder, in any case signed exactly as the name of the registered holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

        Need for Signature Guarantee.    Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a "Medallion Signature Guarantor") in the Securities Transfer Agents Medallion Program, unless the tendered Notes are tendered:

  •
  by the registered holder of such Notes, or by a participant in DTC whose name appears on a security position listing as the owner of such Notes, and that holder has not completed either of the boxes titled "A. Special Issuance/Delivery Instructions" or "B. Special Payment Instructions" on the Letter of Transmittal; or

  •
  for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an "Eligible Institution").

        Book-Entry Delivery of the Notes.    Within two business days after the date of this Statement, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration Date at its address set forth on the back cover of this Statement. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        Guaranteed Delivery.    If a holder desires to tender Notes under the Offer and the holder's certificates are not immediately available or cannot be delivered to the Depositary on or before the Expiration Date, or the procedure for book-entry transfer cannot be completed on or before the Expiration Date, or if time will not permit all required documents to reach the Depositary on or before the Expiration Date, the Notes may nevertheless be validly tendered, provided that all of the following conditions are satisfied:

  •
  the tender is made by or through an Eligible Institution;

  •
  the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed

    Notice of Guaranteed Delivery substantially in the form provided with this Statement, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

  •
  the certificates for all tendered Notes, in proper form for transfer, or confirmation of a book-entry transfer of Notes into the Depositary's account at DTC, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        General.    The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute:

  •
  the tendering holder's acceptance of the terms and conditions of the Offer; and

  •
  a representation and warranty by the tendering holder that:

  •
  such holder has the full power and authority to tender, sell, assign and transfer the tendered Notes; and

  •
  when the same are accepted for payment by us, we will acquire good and unencumbered title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.

        The acceptance for payment by us of Notes will constitute a binding agreement between us and the tendering holder upon the terms and subject to the conditions of the Offer.

        THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES FOR NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF A HOLDER CHOOSES TO DELIVER BY MAIL, THE RECOMMENDED METHOD IS BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Form and Validity.    All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in the tender of Notes of any holder. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Withdrawal of Tendered Notes

        When Notes may be Withdrawn.    You may withdraw your tendered Notes at any time on or before the Expiration Date. You may also withdraw your Notes if we have not accepted them for payment by August 5, 2005. A withdrawal of previously tendered Notes may not be rescinded. Any Notes properly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are properly re-tendered.

        Holders who have withdrawn their previously tendered Notes may re-tender Notes at any time on or before the Expiration Date, by following one of the procedures described in "—Procedure for Tendering Notes." In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering holder.

        Procedure for Withdrawing Notes.    For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal or a Request Message (as defined below) must be timely received by the Depositary at its address set forth on the back cover of this Statement. The withdrawal notice must:

  •
  specify the name of the person who tendered the Notes to be withdrawn;

  •
  contain a description of the Notes to be withdrawn;

  •
  specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes (unless such Notes were tendered by book-entry transfer); and

  •
  be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

        Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered holder, if different from that of the tendering holder, or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. In lieu of submitting a written, telegraphic or facsimile transmission notice of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message (a "Request Message") to the Depositary. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a Request Message or a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a Request Message or a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

        If a holder tenders its Notes in the Offer, such holder may convert its Notes only if such holder withdraws its Notes prior to the time such holder's right to withdraw has expired. The Notes are convertible into shares of our common stock at a conversion rate (subject to adjustment) of 12.3458 shares per $1,000 principal amount, which is equal to a conversion price of $81.00 per share.

        Form and Validity.    All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions to the Offer

        The Offer is not conditioned on a minimum principal amount of Notes being tendered. Notwithstanding any other provision of the Offer, we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and payment for, Notes tendered, subject to the rules under the Exchange Act, if at any time on or before the Expiration Date any of the following events has occurred (or been determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer, with acceptance of the Notes for payment or with payment for the Notes:

            (i)  there is pending or has been threatened or instituted any action, proceeding or investigation by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which (a) challenges the making of the Offer, the acquisition of Notes pursuant to the Offer or otherwise relates in any manner to the Offer or (b) in our reasonable judgment, could have a material adverse effect on the business, financial condition, income, operations or prospects of Cephalon and its subsidiaries, taken as a whole (a "Material Adverse Effect");

           (ii)  there has been any material adverse development, in our reasonable judgment, with respect to any action, proceeding or investigation concerning Cephalon existing on the date hereof;

          (iii)  a statute, rule, regulation, judgment, order, stay or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or that could have a Material Adverse Effect;

          (iv)  there has been or is likely to occur any event or series of events that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to Cephalon of the Offer, or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in the best interests of Cephalon;

           (v)  there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities in the United States securities or financial markets for a period in excess of 24 hours, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (d) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (e) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (f) any material change in the United States currency exchange rates or a suspension of, or limitations on, the markets therefor (whether or not mandatory) or (g) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (vi)  there has been or is likely to occur any change or development, including without limitation, a change or development involving a prospective change, in or affecting the business or financial affairs of Cephalon and its subsidiaries which, in our reasonable judgment, could or might prohibit, restrict or delay consummation of the Offer or impair the contemplated benefits of the Offer to Cephalon or might be material in deciding whether to accept any tenders of Notes.

        IMPORTANT: The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion on or prior to the Expiration Date. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Extension, Waiver, Amendment and Termination

        We expressly reserve the right, in our sole discretion at any time or from time to time, subject to applicable law:

  •
  to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Notes, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

  •
  to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

  •
  to waive in whole or in part any condition to the Offer and accept for payment and purchase all Notes validly tendered and not validly withdrawn on or before the Expiration Date.

        We expressly reserve the right, in our sole discretion, subject to applicable law, to terminate the Offer. If any of the events set forth under "—Conditions to the Offer" has occurred, we reserve the right, in our sole discretion, to (i) terminate the Offer and reject for payment and not pay for any Notes tendered that we have not already accepted for payment and paid for and (ii) subject to applicable law, postpone payment for any tendered Notes. If we elect to terminate the Offer or postpone payment for tendered Notes, we will give written notice to the Depositary and make a public announcement of such termination or postponement. Our reservation of the right to delay payment for Notes that we have accepted for payment is limited by Rule 13e-4(f)(5), which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

        We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

        If we terminate the Offer, we will promptly give notice of the termination to the Depositary, and all Notes previously tendered will be returned promptly to the tendering holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to holders of Notes who have validly tendered their Notes in the Offer.

CERTAIN SIGNIFICANT CONSIDERATIONS

        In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Statement and the documents that we incorporate by reference into this Statement, including the important factors described in "Special Note Regarding Forward-Looking Statements." These are not the only risks we face. Any of these risks, as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the Notes to decline, which in turn could cause you to lose all or part of your investment.

        Limited Trading Market.    The Notes are eligible for trading on The Portal Market, a subsidiary of The Nasdaq Stock Market, Inc., which permits the offer and sale of the Notes among only "qualified institutional buyers" as defined in Rule 144A of the Securities Act of 1933, as amended. There is no existing public trading market for the Notes. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers with respect to current information regarding the Notes. To the extent that some but not all of the Notes are purchased pursuant to the Offer, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (the "float") may command a lower price than would a comparable debt security with a greater float. The reduced float may also make the trading price of Notes that are not accepted for payment pursuant to the Offer more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected. Holders of Notes not purchased in the Offer may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that any trading market will exist for such Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer depends upon the number of holders remaining at such time, the interest in maintaining a market in such Notes on the part of securities firms and other factors.

        Existence of Debt.    We have now and, after consummating the Offer will continue to have, a significant amount of indebtedness. As of March 31, 2005, we had $1,288.3 million of indebtedness outstanding, of which $19.3 million consisted of senior indebtedness and $1,269.0 million consisted of subordinated indebtedness, including the Notes. In addition, on June 7, 2005, we issued and sold $800 million in aggregate principal amount of our 2.00% Convertible Senior Subordinated Notes due June 1, 2015. There are no restrictions on our use of our existing cash, cash equivalents and investments, and we cannot be sure that these funds will be available or sufficient in the future to enable us to repay or refinance our indebtedness. In the future, these factors, among other things, could make it difficult for us to service, repay or refinance our indebtedness or obtain additional financing in the future; limit our flexibility in planning for, or reacting to changes in, our business; and make us more vulnerable in the event of a downturn in our business. Unless we are able to generate cash flow from operations that, together with our available cash on hand, is sufficient to repay our indebtedness, we will be required to raise additional funds. Because the financing markets may be unwilling to provide funding to us or may only be willing to provide funding on terms that we would consider unacceptable, we may not have cash available or be able to obtain funding to permit us to meet our repayment obligations, thus adversely affecting the market price for our securities.

        Ranking of Notes.    The Notes that remain outstanding upon consummation of the Offer will remain our obligations with regard to payments of principal, interest and premium.

However, the Notes are unsecured and subordinated to our existing and future senior indebtedness and senior subordinated indebtedness. In the event of our insolvency, liquidation, reorganization or payment default on senior indebtedness, we will not be able to make payments on Notes that remain outstanding upon consummation of the Offer until we have paid in full all of our senior indebtedness and senior subordinated indebtedness. We may, therefore, not have sufficient assets to pay the amounts due on such Notes. We are not prohibited from incurring debt under the Indenture, including debt senior to, on parity with or subordinate to the Notes. If we incur additional debt, our ability to pay amounts due on Notes that remain outstanding upon consummation of the Offer could be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical facts or statements of current condition, this Statement and the documents that are incorporated by reference into this Statement may contain forward-looking statements. Forward-looking statements contained in this Statement constitute our expectations or forecasts of future events as of the date of this Statement and are not statements of historical fact. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "will," "estimate," "expect," "project," "intend," "should," "plan," "believe," "hope" and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, regulatory or competitive environments, our intellectual property and product development. In particular, these forward-looking statements include, among others, statements about:

  •
  our dependence on sales of PROVIGIL tablets, ACTIQ and GABITRIL in the United States and the market prospects and future marketing efforts for these products;

  •
  any potential expansion of the authorized uses of our existing products or success with respect to potential product candidates;

  •
  our anticipated scientific progress in our research programs and our development of potential pharmaceutical products including our ongoing or planned clinical trials, the timing and costs of these trials and the likelihood or timing of revenues from these products, if any;

  •
  the timing and unpredictability of regulatory approvals;

  •
  our ability to adequately protect our technology and enforce our intellectual property rights and the future expiration of patent and/or regulatory exclusivity on certain of our products;

  •
  our future cash flow, our ability to service or repay our existing debt and our ability to raise additional funds, if needed, in light of our current and projected level of operations;

  •
  the ongoing investigations by and discussions with the U.S. Attorney's Office in Philadephia, the Attorney General in Pennsylvania and the Office of Attorney General in Connecticut; and

  •
  other statements regarding matters that are not historical facts or statements of current condition.

        Any or all of our forward-looking statements in this Statement and in the documents we have referred you to may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements. The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

  •
  the acceptance of our products by physicians and patients in our current markets and new markets;

  •
  our ability to obtain regulatory approvals of new products or for new formulations or indications for our existing products;

  •
  scientific or regulatory setbacks with respect to research programs, clinical trials, manufacturing activities and/or our existing products;

  •
  unanticipated cash requirements to support current operations, expand our business or incur capital expenditures;

  •
  the inability to adequately protect our key intellectual property rights, including as a result of an adverse adjudication with respect to the PROVIGIL or ACTIQ patent litigation;

  •
  the loss of key management or scientific personnel;

  •
  the activities of our competitors in the industry, including the filing of Abbreviated New Drug Applications with a Paragraph IV certification for GABITRIL or any product containing modafinil or the entry of a generic competitor to ACTIQ;

  •
  market conditions in the biotechnology industry that make raising capital or consummating acquisitions difficult, expensive or both;

  •
  enactment of new government, regulations, court decisions, regulatory interpretations or other initiatives that are adverse to us or our interests;

  •
  an adverse outcome of pending or future investigations by government authorities with respect to our activities; and

  •
  failure to realize expected or anticipated benefits from past or future acquisitions, whether as a result of unidentified risks, integration difficulties, regulatory setbacks or otherwise.

        We do not intend to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by Rule 13e-4(d)(2) under the Exchange Act or any other applicable law.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports, proxy and information statements and other information with the SEC. Copies of these reports, proxy and information statements and other information may be examined without charge at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, or on the Internet at www.sec.gov. Copies of all or a portion of these materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

DOCUMENTS INCORPORATED BY REFERENCE

        We are "incorporating by reference" into this Statement certain information that we file with the SEC. This means that we can disclose important business, financial and other information to you by referring you to the documents containing this information. We incorporate by reference into this Statement the documents listed below (which filed documents do not include any portion thereof containing information furnished under either Item 2.02 or Item 7.01, or any related exhibit, of any Current Report on Form 8-K):

  •
  Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 15, 2005;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 9, 2005; and

  •
  Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 6, January 31, February 3, February 8, February 11, February 17, April 26, May 9, May 13, May 23, June 7 and June 8, 2005.

        We will provide without charge to each person to whom a copy of this Statement is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Statement incorporates). Requests should be directed to:

Cephalon, Inc.
41 Moores Road
Frazer, PA 19355
Attn: John E. Osborn
Senior Vice President,
General Counsel and Secretary
Telephone: (610) 344-0200

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain of the material U.S. federal income tax consequences related to a sale of Notes by beneficial owners of Notes (solely as used in this section, "Holders") pursuant to the Offer. Unless otherwise stated, this summary deals only with Holders who hold the Notes as capital assets.

        As used herein, "U.S. Holders" are any Holders of Notes that are, for U.S. federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts that are treated as United States persons under section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"). As used herein, "Non-U.S. Holders" are Holders, other than partnerships, that are not U.S. Holders as defined above. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a Holder, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of a sale of Notes pursuant to the Offer.

        This summary does not describe all of the U.S. federal income tax consequences that may be relevant to a Holder in light of its particular circumstances. For example, it does not deal with special classes of Holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers or traders in securities or currencies, or tax-exempt investors. It also does not discuss Notes held as part of a hedge, straddle, "synthetic security," or other integrated transaction. This summary does not address the U.S. federal income tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain United States expatriates or (iii) shareholders, partners or beneficiaries of a Holder. Further, it does not include any description of any alternative minimum tax consequences, estate or gift tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Notes.

        This summary is based on the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

        Holders should consult their own tax advisors regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of tendering the Notes pursuant to the Offer.

U.S. Holders

  Gain or Loss Upon Sale

        The sale of a Note by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules discussed below, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale of a Note and the U.S. Holder's adjusted tax basis in the Note sold. The amount realized on the sale of a Note pursuant to the Offer will be equal to the amount of cash received in exchange for the Note (other than amounts attributable to accrued but unpaid interest, which will be treated as a payment of interest and will be ordinary income to the U.S. Holder unless such U.S. Holder has previously included such amounts in income under its regular method of accounting, or otherwise has a tax basis in such interest).

        Under the market discount rules, a portion of any gain realized on the sale of a Note by a U.S. Holder who acquired the Note with "market discount" may be characterized as ordinary income rather than capital gain. Market discount is equal to the excess of the face amount of a Note over the U.S. Holder's tax basis in such Note immediately after its acquisition by such U.S. Holder. Unless the U.S. Holder has elected to include market discount in income currently as it accrues or the market discount comes within a statutory de minimis exception, any gain realized by a U.S. Holder on the sale of a Note having market discount will be treated as ordinary income to the extent of the market discount that has accrued while such Note was held by the U.S. Holder.

        Generally, a U.S. Holder's adjusted tax basis in a Note will be equal to the cost of the Note, increased, if applicable, by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in income currently as it accrues, and reduced by the accrual of any amortizable bond premium which such U.S. Holder has previously elected to deduct from gross income.

        In the case of a U.S. Holder other than a corporation, preferential tax rates may apply to capital gain recognized on the sale of a Note if the U.S. Holder's holding period for the Note exceeds one year. Subject to certain limited exceptions, a capital loss recognized on the sale of a Note cannot be applied to offset ordinary income for U.S. federal income tax purposes.

  Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to the payment of the gross proceeds (including any amounts attributable to accrued but unpaid interest) of the Offer to a U.S. Holder and a backup withholding tax will apply to such payments if the U.S. Holder fails to comply with certain certification procedures or establish an exemption from backup withholding. The backup withholding tax rate is currently 28%. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such Holder's U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

  Gain or Loss Upon Sale

        Subject to the discussion below concerning information reporting and backup withholding, a Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain realized on the sale of a Note pursuant to the Offer if (1) the gain is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder, (2) in the case of a Non-U.S. Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a "tax home" in the United States or (B) the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States or (3) Cephalon is or has been treated as a United States real property holding corporation for U.S. federal income tax purposes. We believe that we are not and have not been treated as a United States real property holding corporation for these purposes, and therefore Non-U.S. Holders should not be subject to U.S. federal income tax under clause (3) above.

        If an individual Non-U.S. Holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from the sale in the same manner as a U.S. Holder. See "—U.S. Holders—Gain or Loss Upon Sale" above. If an individual Non-U.S. Holder falls under clause (2) above, such individual generally will be subject to a 30% tax on the gain derived from the sale, which may be offset by certain United States capital losses. Individual Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year of the sale are urged to consult their tax advisors as to the U.S. federal income tax consequences of such sale. If a Non-U.S. Holder that is a foreign corporation falls under clause (1), it generally will be taxed on the net gain derived from the sale in the same manner as a U.S. Holder as described in "—U.S. Holders—Gain or Loss Upon Sale" above and, in addition, may be subject to an additional "branch profits" tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders should consult their own tax advisors concerning the U.S. federal income tax consequences of a sale of the Notes pursuant to the Offer.

  Accrued Unpaid Interest

        Subject to the discussion below concerning information reporting and backup withholding, amounts received by a tendering Non-U.S. Holder attributable to accrued but unpaid interest on the Notes will not be subject to U.S. federal income or withholding tax if such amounts are not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and the Non-U.S. Holder (1) does not actually or constructively own 10% of more of the total combined voting power of all classes of Cephalon's stock entitled to vote; (2) is not a controlled foreign corporation that is related to Cephalon through stock ownership; (3) is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (A) certifies to the payor or the payor's agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Form W-8BEN or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the Notes in such capacity, certifies to the payor or the payor's agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor's agent with a copy thereof. The applicable Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (4), above. If a Non-U.S. Holder holds the Notes through certain foreign intermediaries or partnerships, such Non-U.S. Holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury regulations.

        Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder will be taxed with respect to amounts attributable to interest paid on the Notes in the same manner as a U.S. Holder if such amounts are effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected income received or accrued by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, at a lower tax rate specified by an applicable income tax treaty). Although effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-U.S. Holder delivers a properly executed Form W-8ECI (or successor form) to the payor or the payor's agent.

  Information Reporting and Backup Withholding

        United States backup tax withholding will not apply to interest payments to a Non-U.S. Holder if the requirements described in clause (4) in the first paragraph of "—Accrued Unpaid Interest" above are satisfied with respect to the Non-U.S. Holder unless the payor has actual knowledge or reason to know that the Non-U.S. Holder is a United States person. Information reporting requirements may apply with respect to interest payments on the Notes, in which event the amount of interest paid and tax withheld (if any) with respect to each Non-U.S. Holder will be reported annually to the Internal Revenue Service. Information reporting requirements and backup tax withholding will not apply to any payment of the proceeds of the sale of Notes effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for U.S. federal income tax purposes or (4) is a foreign partnership with certain United States connections. Payment of the proceeds of any such sale effected outside the United States to a Non-U.S. Holder by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting requirements but not backup withholding tax (unless the payor has actual knowledge that the payee is a United States person). Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner satisfies certain certification requirements or otherwise establishes an exemption.

        The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a Holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the sale of Notes pursuant to the Offer, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT

Dealer Manager

        Deutsche Bank Securities Inc. is acting as the Dealer Manager for the Offer. Pursuant to the Dealer Manager Agreement, we will reimburse Deutsche Bank Securities Inc. for its reasonable out-of-pocket expenses. We have agreed to indemnify Deutsche Bank Securities Inc. and its affiliates against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

        Deutsche Bank Securities Inc. and its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory services and other commercial dealings in the ordinary course of business with us. They have received, and expect to receive, customary fees and commissions for these transactions. At any time, Deutsche Bank Securities Inc. may trade the Notes or our common stock for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes or our common stock.

        Any holder who has questions concerning the terms of the Offer may contact the Dealer Manager at the address set forth on the back cover page of this Statement.

Depositary and Information Agent

        The Depositary for the Offer is U.S. Bank National Association. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Statement. As compensation for its services, the Depositary will receive a flat fee in a customary amount, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the U.S. federal securities laws.

        Morrow & Co., Inc. is acting as the Information Agent for the Offer. We will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone numbers set forth on the back cover page of this Statement.

        Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers. We will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Manager, in connection with the solicitation of tenders of Notes pursuant to the Offer.

MISCELLANEOUS

        Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections titled "Documents Incorporated by Reference" and "Where You Can Find More Information."

        The Offer is being made to all holders of Notes. We are not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If we become aware of any jurisdiction where the making of the Offer is so prohibited, we will make a good faith effort to comply with any such statute. If, after such good faith effort, we cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders in such jurisdiction.

        The statements contained herein are made as of the date hereof, and the delivery of this Statement and the accompanying materials will not, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

THE DEPOSITARY FOR THE OFFER IS:

U.S. BANK NATIONAL ASSOCIATION

By Mail, Overnight Mail, Courier or Hand:
U.S. Bank National Association
West Side Flats Operations Center
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance
For Information: (800) 934-6802

By Facsimile:
(651) 495-8158
Attn: Specialized Finance
Confirm by Receipt of Facsimile Only: (651) 495-3511

Any questions regarding the terms of the Offer may be directed to the Dealer Manager at the address below.

THE DEALER MANAGER FOR THE OFFER IS:

DEUTSCHE BANK SECURITIES

60 Wall Street
New York, New York
10005

Any questions or requests for assistance or additional copies of this Statement, the Letter of Transmittal or other materials may be directed to the Information Agent at the telephone number and address below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

445 Park Avenue, 5th Floor
New York, New York 10022
Email: ceph.info@morrowco.com
Banks and Brokerage Firms, Please Call (800) 654-2468
Noteholders, Please Call (800) 607-0088
All Others Call Collect (212) 754-8000

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TABLE OF CONTENTS
IMPORTANT
SUMMARY
CEPHALON
PURPOSE OF THE OFFER
SOURCE AND AMOUNT OF FUNDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
SUMMARY FINANCIAL INFORMATION
TERMS OF THE OFFER
CERTAIN SIGNIFICANT CONSIDERATIONS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
THE DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT
MISCELLANEOUS